                                                                EXHIBIT 99(a)(1)
OFFER TO PURCHASE
                              PP&L Resources, Inc.
                           Offer to Purchase for Cash
              Any and All Outstanding Shares of Preferred Stock of
                       Pennsylvania Power & Light Company

        4 1/2% Preferred Stock at a Purchase Price of $80.00 Per Share
                            (CUSIP No. 709051-40-3)

     3.35% Series Preferred Stock at a Purchase Price of $52.02 Per Share
                            (CUSIP No. 709051-20-5)

     4.40% Series Preferred Stock at a Purchase Price of $70.51 Per Share
                            (CUSIP No. 709051-30-4)

     4.60% Series Preferred Stock at a Purchase Price of $73.72 Per Share
                            (CUSIP No. 709051-50-2)

    5.95% Series Preferred Stock at a Purchase Price of $103.93 Per Share
                            (CUSIP No. 709051-66-8)

    6.05% Series Preferred Stock at a Purchase Price of $104.37 Per Share
                            (CUSIP No. 709051-65-0)

    6.125% Series Preferred Stock at a Purchase Price of $103.68 Per Share
                            (CUSIP No. 709051-68-4)

    6.15% Series Preferred Stock at a Purchase Price of $104.72 Per Share
                            (CUSIP No. 709051-64-3)

    6.33% Series Preferred Stock at a Purchase Price of $104.63 Per Share
                            (CUSIP No. 709051-69-2)

    6.75% Series Preferred Stock at a Purchase Price of $109.17 Per Share
                            (CUSIP No. 709051-67-6)

         PP&L Resources, Inc., a Pennsylvania corporation ("Resources"), invites the holders ("Shareowners") of the 4 1/2% Preferred Stock and each series of Series Preferred Stock listed above (each of the 4 1/2% Preferred Stock and series of Series Preferred Stock, a "Series of Preferred"; and collectively, the "Preferred Stock") of Pennsylvania Power & Light Company, a Pennsylvania corporation and a direct subsidiary of Resources ("PP&L"; together with Resources, the "Companies"), to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per Share listed above for the Shares tendered, in each case net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in each applicable Letter of Transmittal (which together constitute the "Offer" with respect to the applicable Series of Preferred). Resources will purchase any and all Shares validly tendered and not withdrawn upon the terms and subject to the conditions of the Offer.

--------------------------------------------------------------------------------
              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
             MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 4, 1997,
           UNLESS THE OFFER IS EXTENDED WITH RESPECT TO ANY SERIES OF
                                   PREFERRED.
--------------------------------------------------------------------------------

         The Offer for one Series of Preferred is independent of the Offer for any other Series of Preferred. The Offer for a Series of Preferred is not conditioned upon any minimum number of shares of the applicable Series of Preferred being tendered. The Offer, however, is subject to certain other conditions. See Section 7--"Certain Conditions of the Offer."
                          ---------------------------
         The 4 1/2% Preferred Stock and the 4.40% Series Preferred Stock are listed and traded on the New York Stock Exchange, Inc. ("NYSE") and the Philadelphia Stock Exchange ("PhSE"), and the 3.35% Series Preferred Stock and the 4.60% Series Preferred Stock are listed and traded on the PhSE. All other Series of Preferred are traded in the over-the-counter market and are not listed on any national securities exchange or quoted on the automated quotation system of a registered securities association. On February 27, 1997, the last reported sales prices of the 4 1/2% Preferred Stock and 4.40% Series Preferred Stock on the NYSE or PhSE were $64.50 and $66.88, respectively, and the last reported sales prices of the 3.35% Series Preferred Stock and 4.60% Series Preferred Stock on the PhSE were $46.00 and $63.00, respectively. For information concerning each Series of Preferred, quarterly sales prices and bids, see
Section 8--"Price Ranges of Shares; Dividends." Shareowners are urged to obtain current market quotations, if available, for the Shares.
                          ---------------------------
         Resources will pay to a Soliciting Dealer (as defined herein) a solicitation fee for Shares tendered, accepted for payment and paid for pursuant to the Offer, subject to certain conditions. See Section 14--"Fees And Expenses."
                          ---------------------------
         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                          ---------------------------
         THE COMPANIES, THEIR BOARDS OF DIRECTORS AND THEIR EXECUTIVE OFFICERS MAKE NO RECOMMENDATION TO ANY SHAREOWNER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. SHAREOWNERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

                     The Dealer Manager for the Offer is:
                              Merrill Lynch & Co.
The date of this Offer to Purchase is March 3, 1997

                                   IMPORTANT

         Any Shareowner desiring to tender any or all of such Shareowner's Shares should do one of the following:

         (1) complete and sign the applicable Letter of Transmittal or a facsimile copy thereof, in accordance with the instructions in such Letter of Transmittal, mail or deliver it by hand, together with any other required documents, to Norwest Bank Minnesota, N.A. (the "Depositary") at its address and facsimile number set forth on the back cover of this Offer to Purchase, and deliver the certificates for such Shares to the Depositary or follow the procedure for book-entry transfer set forth in Section 4--"Procedure for Tendering Shares";

         (2) request such Shareowner's broker, dealer, commercial bank, trust company or nominee to effect the transaction for such Shareowner; or

         (3) follow the procedures for guaranteed delivery summarized below and set forth in Section 4--"Procedure for Tendering Shares-- Guaranteed Delivery Procedure."

         Shareowners whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if they desire to tender such Shares. Shareowners who desire to tender Shares and whose certificates for such Shares are not available immediately, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in Section 4--"Procedure for Tendering Shares."

         Shareowners who wish to tender Shares for more than one Series of Preferred must use the applicable Letter of Transmittal or Notice of Guaranteed Delivery for each Series of Preferred.

         Questions or requests for assistance or for additional copies of this Offer to Purchase, the applicable Letter of Transmittal or the applicable Notice of Guaranteed Delivery or other tender offer materials may be directed to Georgeson & Company Inc. (the "Information Agent") or Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF EITHER COMPANY AS TO WHETHER SHAREOWNERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE APPLICABLE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER COMPANY.

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY.........................................................................................................  i

INTRODUCTION....................................................................................................  1

SPECIAL FACTORS.................................................................................................  3
         Section 1.    Purpose of the Offer; Certain Effects of the Offer; Plans of the Companies After the
                       Offer....................................................................................  3
         Section 2.    Certain Legal Matters; Regulatory Approvals; No Appraisal Rights.........................  6

THE OFFER.......................................................................................................  6
         Section 3.    Number of Shares; Purchase Price; Expiration Date; Receipt of Dividends; Extension
                       of the Offer.............................................................................  6
         Section 4.    Procedure for Tendering Shares...........................................................  7
         Section 5.    Withdrawal Rights........................................................................  8
         Section 6.    Acceptance for Payment of Shares and Payment of Purchase Price...........................  9
         Section 7.    Certain Conditions of the Offer.......................................................... 10
         Section 8.    Price Ranges of Shares; Dividends........................................................ 12
         Section 9.    Certain Information Concerning the Companies............................................. 14
         Section 10.   Source and Amount of Funds............................................................... 16
         Section 11.   Transactions and Agreements Concerning the Shares........................................ 16
         Section 12.   Extension of Tender Period; Termination; Amendments...................................... 16
         Section 13.   Certain U.S. Federal Income Tax Consequences............................................. 17
         Section 14.   Fees and Expenses........................................................................ 19
         Section 15.   Miscellaneous............................................................................ 21

                                    SUMMARY

         This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the applicable Letter of Transmittal and any amendments hereto and thereto. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Companies...............................         PP&L is an operating electric utility, incorporated under the laws of the Commonwealth of Pennsylvania in 1920. PP&L
                                                     serves approximately 1.2 million customers in a 10,000 square mile territory in 29 counties of central eastern Pennsylvania with a population of approximately 2.6 million persons. This service area has 129 communities with populations over 5,000, the largest cities of which are Allentown, Bethlehem,
                                                     Harrisburg, Hazleton, Lancaster, Scranton, Wilkes-Barre and
                                                     Williamsport.

                                                     To take advantage of new business opportunities, both
                                                     domestically and in foreign countries, PP&L formed a holding company structure, effective April 27, 1995, after receiving all necessary regulatory approvals and shareowner approval at
                                                     PP&L's 1995 annual meeting.  As a result, PP&L became a
                                                     direct subsidiary of Resources.

The Shares..................................         Any and all shares of the 4 1/2% Preferred Stock ($100 par value) and the following series of Series Preferred Stock of
                                                     PP&L (which constitute all of the outstanding Shares of
                                                     preferred stock of PP&L):

                                                     3.35% Series Preferred Stock ($100 par value)
                                                     4.40% Series Preferred Stock ($100 par value)
                                                     4.60% Series Preferred Stock ($100 par value)
                                                     5.95% Series Preferred Stock ($100 par value)
                                                     6.05% Series Preferred Stock ($100 par value)
                                                     6.125% Series Preferred Stock ($100 par value)
                                                     6.15% Series Preferred Stock ($100 par value)
                                                     6.33% Series Preferred Stock ($100 par value)
                                                     6.75% Series Preferred Stock ($100 par value)

Purchase Price..............................         $ 80.00 per share of the 4 1/2% Preferred Stock
                                                     $ 52.02 per share of the 3.35% Series Preferred Stock
                                                     $ 70.51 per share of the 4.40% Series Preferred Stock
                                                     $ 73.72 per share of the 4.60% Series Preferred Stock
                                                     $103.93 per share of the 5.95% Series Preferred Stock
                                                     $104.37 per share of the 6.05% Series Preferred Stock
                                                     $103.68 per share of the 6.125% Series Preferred Stock
                                                     $104.72 per share of the 6.15% Series Preferred Stock
                                                     $104.63 per share of the 6.33% Series Preferred Stock
                                                     $109.17 per share of the 6.75% Series Preferred Stock

                                                     in each case net to the seller in cash. See Section 8--"Price
                                                     Ranges of Shares; Dividends."

Independent Offer...........................         The Offer for one Series of Preferred is independent of the
                                                     Offer for any other Series of Preferred. The Offer for a Series of Preferred is not conditioned upon any minimum number of
                                                     Shares of the applicable Series of Preferred being tendered.

                                                     The Offer, however, is subject to certain other conditions.  See
                                                     Section 7--"Certain Conditions of the Offer."

Expiration Date of the Offer................         The Offer with respect to each Series of Preferred expires on
                                                     Friday, April 4, 1997 at 12:00 midnight, New York City time, unless the Offer is extended with respect to any Series of
                                                     Preferred.

How to Tender Shares........................         See Section 4--"Procedure for Tendering Shares." For further information, call the Information Agent or the Dealer Manager at their respective telephone numbers shown on the back cover page of this Offer to Purchase, or consult your broker for assistance.

Withdrawal Rights...........................         Tendered Shares of any Series of Preferred may be withdrawn at any time until the expiration of the Offer with respect to such Series of Preferred and, unless theretofore accepted for payment, also may be withdrawn after 12:00 midnight, New
                                                     York City time, on April 25, 1997.  See Section
                                                     5--"Withdrawal Rights."

Purpose of the Offer........................         Resources is making the Offer because it believes that the purchase of Shares is economically attractive to the
                                                     Companies. In addition, the Offer gives Shareowners the
                                                     opportunity to sell their Shares at a price which Resources believes to be a premium over the respective market prices of the Shares and without the usual transaction costs associated with a market sale.

                                                     All Shares purchased by Resources pursuant to the Offer will continue to be outstanding securities of PP&L and held by
                                                     Resources. Resources may vote Shares acquired pursuant to the
                                                     Offer or other future transactions to effect amendments to
                                                     PP&L's Articles of Incorporation, or to obtain consents
                                                     thereunder, which may be adverse to the unaffiliated
                                                     Shareowners.

                                                     There can be no assurance that the ratings of PP&L's preferred stock will not be lowered following the completion of the
                                                     Offer, whether as a result of the financing of the Offer through the issuance of additional unsecured debt or as a result of the contemplated amendments of or consents under PP&L's
                                                     Articles of Incorporation described above or for other reasons.


                                                     See Section 1--"Purpose of the Offer; Certain Effects of the
                                                     Offer; Plans of the Companies After the Offer."

Dividends...................................         The Board of Directors of PP&L declared dividends on each
                                                     Series of Preferred at its meeting on February 26, 1997. The regular quarterly dividend for each Series of Preferred will be paid on April 1, 1997, to holders of record as of the close of business on March 10, 1997. A holder of record of Shares as of the close of business on March 10, 1997 who tenders Shares will be entitled to the regular quarterly dividend regardless of when such tender is made.  Holders of Shares purchased
                                                     pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods. See Section 8--"Price
                                                     Ranges of Shares; Dividends."

Brokerage Commissions.......................         Not payable by Shareowners.

Solicitation Fee............................         Not payable by Shareowners.  Resources will pay to each
                                                     designated Soliciting Dealer (as defined herein) the per Share solicitation fees shown in the following table:

                                                                                            Number of Shares

                                                                               -----------------------------------------
                                                                               Less than 2,500        2,500 or greater
                                                                               ---------------        ----------------
                                                     4 1/2% Preferred               $1.50                   $1.00

                                                     3.35% Series                   $1.50                   $1.00

                                                     4.40% Series                   $1.50                   $1.00

                                                     4.60% Series                   $1.50                   $1.00

                                                     6.75% Series                   $1.50                   $1.00


                                                     5.95% Series                   $0.50                   $0.50

                                                     6.05% Series                   $0.50                   $0.50

                                                     6.15% Series                   $0.50                   $0.50

                                                     6.125% Series                  $0.50                   $0.50

                                                     6.33% Series                   $0.50                   $0.50

                                                     Provided, however, that any fee payable for transactions equal to or exceeding 2,500 Shares shall be payable 80% to the
                                                     Dealer Manager and 20% to any Soliciting Dealer (which may be the Dealer Manager).  No such fee shall be payable to a
                                                     Soliciting Dealer in respect of Shares (a) beneficially owned by such Soliciting Dealer or (b) registered in the name of such
                                                     Soliciting Dealer unless such Shares are held by such
                                                     Soliciting Dealer as nominee and such Shares are being
                                                     tendered for the benefit of one or more beneficial owners
                                                     identified in the applicable Letter of Transmittal or in the applicable Notice of Solicited Tenders (including in the
                                                     materials provided to brokers and dealers).  See Section
                                                     14--"Fees and Expenses."

Stock Transfer Tax..........................         None, except as provided in Instruction 6 of the applicable
                                                     Letter of Transmittal. See Section 6--"Acceptance for Payment
                                                     of Shares and Payment of Purchase Price."

Payment Date................................         Promptly after the applicable Expiration Date of the Offer.

Further Information.........................         Additional copies of this Offer to Purchase, the applicable
                                                     Letter of Transmittal and the applicable Notice of Guaranteed
                                                     Delivery may be obtained by contacting Georgeson &
                                                     Company Inc., Wall Street Plaza, New York, New York
                                                     10005, telephone (800) 223-2064 (toll-free); Banks and
                                                     Brokers may call collect (212) 440-9800. Questions about the

                                                     Offer should be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                                     at 1-888-ML4-TNDR (toll-free) (1-888-654-8637 (toll-free)).

                                 INTRODUCTION


To the Holders of Preferred Stock of Pennsylvania Power & Light Company:

         PP&L Resources, Inc., a Pennsylvania corporation ("Resources"), invites the holders of the 4 1/2% Preferred Stock ($100 par value per share) and each series of Series Preferred Stock ($100 par value per share) of Pennsylvania Power & Light Company, a Pennsylvania corporation and a direct subsidiary of Resources ("PP&L"; together with Resources, the "Companies") to tender their shares of such stock at the purchase prices set forth below:

                                                             Purchase Price
                                                                Per Share
                                                             --------------
         4 1/2%  Preferred Stock ("4 1/2%  Preferred")           $ 80.00
         3.35% Series Preferred Stock ("3.35% Series")           $ 52.02
         4.40% Series Preferred Stock ("4.40% Series")           $ 70.51
         4.60% Series Preferred Stock ("4.60% Series")           $ 73.72
         5.95% Series Preferred Stock ("5.95% Series")           $103.93
         6.05% Series Preferred Stock ("6.05% Series")           $104.37
         6.125% Series Preferred Stock ("6.125% Series")         $103.68
         6.15% Series Preferred Stock ("6.15% Series")           $104.72
         6.33% Series Preferred Stock ("6.33% Series")           $104.63
         6.75% Series Preferred Stock ("6.75% Series")           $109.17

in each case net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the applicable Letter of Transmittal (which, together with the Offer to Purchase, constitutes the "Offer" with respect to the applicable Series of Preferred). The 4 1/2% Preferred Stock and each series of PP&L's Series Preferred Stock subject to the Offer is referred to herein as a "Series of Preferred" and the shares of all Series of Preferred subject to the Offer are collectively referred to as the "Shares." Each holder of Shares is herein sometimes referred to as a "Shareowner." The Shares constitute all of the outstanding shares of preferred stock of PP&L. Resources will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

         THE COMPANIES, THEIR BOARDS OF DIRECTORS AND THEIR EXECUTIVE OFFICERS MAKE NO RECOMMENDATION TO ANY SHAREOWNER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. SHAREOWNERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

         The Board of Directors of PP&L declared dividends on each Series of Preferred at its meeting on February 26, 1997. A regular quarterly dividend on each Series of Preferred will be paid on April 1, 1997, to holders of record as of the close of business on March 10, 1997. A holder of record of Shares as of the close of business on March 10, 1997 who tenders Shares will be entitled to the regular quarterly dividend regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

         THE OFFER FOR ONE SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7--"CERTAIN CONDITIONS OF THE OFFER."

         Tendering Shareowners will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the applicable Letter of Transmittal, stock transfer taxes on the purchase of Shares by Resources. Resources will pay all charges and expenses of the Depositary, the Information Agent and the Dealer Manager incurred in connection with the Offer.

         The number of issued and outstanding shares of each Series of Preferred, as of December 31, 1996, are set forth below:

                                                          Number of Shares
                                                        Issued and Outstanding
                                                        ----------------------
                   4 1/2% Preferred                             530,189
                   3.35% Series                                  41,783
                   4.40% Series                                 228,773
                   4.60% Series                                  63,000
                   5.95% Series                                 300,000
                   6.05% Series                                 250,000
                   6.125% Series                              1,150,000
                   6.15% Series                                 250,000
                   6.33% Series                               1,000,000
                   6.75% Series                                 850,000

         Resources is offering to purchase any and all Shares of each Series of Preferred. Resources and its affiliates currently do not own any Shares of any Series of Preferred.

         The 4 1/2% Preferred and the 4.40% Series are listed and traded on the NYSE and PhSE under the symbols "PPLB" and "PPLA", respectively. The 3.35% Series and the 4.60% Series are listed and traded on the PhSE under the symbols "PPLL" and "PPLD", respectively. Each other Series of Preferred is traded in the over-the-counter market under the following respective symbols: 5.95% Series under "PNPLI"; 6.05% Series under "PNPLH"; 6.125% Series under "PEELP"; 6.15% Series under "PNPLN"; 6.33% Series under "PPLGM" and 6.75% Series under "PEPWO".

         As of February 27, 1997, according to Bloomberg Financial Services, Inc., the last reported sales and bid prices of the Shares traded on the NYSE or PhSE were $64.50 per share of the 4 1/2% Preferred; $46.00 per share of the 3.35% Series; $66.88 per share of the 4.40% Series and $63.00 per share of the 4.60% Series. According to NASDAQ Trading & Marketing Services, the last reported bid prices for Shares traded over-the-counter were $98.00 for the 5.95% Shares on March 27, 1995; $100.43 for the 6.05% Shares on September 3, 1996; $98.52 for the 6.125% Shares on October 11, 1996; $103.13 for the 6.15% Shares on November 15, 1996; $102.44 for the 6.33% Shares on October 31, 1996 and $99.50 for the 6.75% Shares on February 25, 1997. Shareowners are urged to obtain current market quotations, if available, for the Shares. The information concerning recent quarterly trading history of the Shares of each Series of Preferred is set forth in Section 8--"Price Ranges of Shares; Dividends."

                                SPECIAL FACTORS

Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Companies After the Offer.

         Purpose of the Offer. Resources is making the Offer because it believes that the purchase of the Shares pursuant to the Offer is economically attractive to the Companies. See Section 9--"Certain Information Concerning the Companies." The Board of Directors of Resources authorized the Offer by a unanimous vote. Neither Company has any employee directors other than the Chairman, President and Chief Executive Officer and the Executive Vice President.

         Resources believes the Offer is fair to unaffiliated Shareowners. In making this determination, Resources considered that (a) the Offer provides Shareowners the opportunity to sell their Shares at a price which Resources believes to be a premium over the respective market prices of the Shares and (b) the Offer provides Shareowners the opportunity to sell those Shares for cash without the usual transaction costs associated with a market sale. Resources did not find it practicable to, and did not, quantify or otherwise assign relative weights to these factors. Trading of the Shares of each Series of Preferred has been limited and sporadic. Therefore, Resources determined the Offer price for each Series of Preferred with reference to certain objective factors, including, but not limited to, yields on U.S. Treasury and municipal securities, yields on comparable preferred securities and the prior trading characteristics of each Series of Preferred, as well as certain subjective factors, including, but not limited to, general industry outlook, general market supply of securities of similar type and supply and demand factors in the securities markets generally. Although the weighing of these factors is subjective, Resources gave relatively more weight to objective factors, such as yields on U.S. Treasury and municipal securities and yields on comparable preferred securities.

         Neither of the Companies nor their Boards of Directors received any report, opinion or appraisal from an outside party which is materially related to the Offer, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Shares or the fairness of such Offer to the Companies or the unaffiliated holders of Shares. Neither the Boards of Directors nor any director of either Company has retained an unaffiliated representative to act solely on behalf of unaffiliated holders of Shares for the purposes of negotiating the terms of the Offer or preparing a report concerning the fairness of the Offer. Neither of the Companies nor their Boards of Directors believed these measures were necessary to ensure fairness in light of the fact that the Offer will not result in a liquidation or change in control in either Company.

         Certain Effects of the Offer; Plans of the Companies After the Offer. Following the consummation of the Offer, the business and operations of PP&L will be continued substantially as they are currently being conducted. Except as otherwise described in this Offer to Purchase, the Companies have no current plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of PP&L or the disposition of securities of PP&L, other than in the ordinary course of business; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving PP&L; (c) a sale or transfer of a material amount of assets of PP&L; (d) any change in the present Board of Directors or management of PP&L; (e) any material change in the present dividend rate or policy or indebtedness or capitalization of PP&L; (f) any other material change in PP&L's corporate structure or business; (g) a change in PP&L's Articles of Incorporation or By-laws; (h) a class of equity securities of PP&L becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (i) the suspension of PP&L's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

         Following the expiration of the Offer, the Companies may, in their sole discretion, determine to redeem Shares then subject to redemption at the applicable redemption prices, or to purchase any outstanding Shares through privately-negotiated transactions, open-market purchases, another tender offer or otherwise, on such terms and at such prices as the Companies may determine from time to time. The terms of any such subsequent purchases or offers could differ from those of the Offer, and may be at a higher or lower price than the related purchase price per Share offered hereby, except that the Companies will not make any such purchases of Shares until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Shares by the Companies will depend on a number of factors, including the market prices of the Shares, their business and financial position, alternative investment opportunities available to the Companies, the results of the Offer and general economic and market conditions.

         Shares of the 4 1/2% Preferred, the 3.35% Series, the 4.40% Series and the 4.60% Series remaining outstanding after the Offer will continue to be redeemable at the option of PP&L at the applicable redemption price plus accumulated and unpaid dividends to the date of redemption. Such redemption price is greater than the applicable purchase price offered hereby. Upon liquidation or dissolution of PP&L, holders of each Series of Preferred are entitled to receive a liquidation preference of $100 per Share, plus all accumulated and unpaid dividends thereon to the date of payment, prior to the payment of any amounts to holders of PP&L's common stock.

         All Shares purchased by Resources pursuant to the Offer will continue to be outstanding securities of PP&L and held by Resources. Resources may vote Shares acquired pursuant to the Offer or other future transactions to effect amendments to PP&L's Articles of Incorporation, or to obtain consents thereunder, which may be adverse to the unaffiliated holders of the Shares. Under PP&L's Articles of Incorporation, such consents may be effected by obtaining the consent (given by vote at a meeting held pursuant to notice containing a statement of such purpose) of (i) the holders of a majority of the number of shares of the 4 1/2% Preferred then outstanding and (ii) the holders of a majority of the total number of shares of all Series of Preferred then outstanding (voting as a single class). Under PP&L's Articles of Incorporation, such amendments may be effected by obtaining the consent (given by vote at a meeting or by written consent) of (i) the holders of two-thirds of the number of shares of the 4 1/2% Preferred then outstanding and (ii) the holders of two-thirds of the total number of shares of all Series of Preferred then outstanding (voting as a single class). Provisions of PP&L's Articles of Incorporation which the Companies may wish to amend or obtain consents under include, among other things, limitations on PP&L's ability to increase the authorized number of Shares of any Series of Preferred, merge or consolidate with other corporations, issue unsecured debt, issue additional Shares of the Series Preferred Stock and pay dividends on PP&L's common stock in the event that PP&L's common equity capitalization falls below specified levels.

         As of February 28, 1997, the ratings of PP&L's preferred stock, including each Series of Preferred, by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services ("S&P") were "baa1" and BBB+, respectively. There can be no assurance that the ratings of PP&L's preferred stock will not be lowered by one or both of the rating agencies following the completion of the Offer, whether as a result of the financing of the Offer through the issuance of additional unsecured debt, as a result of the contemplated amendments of or consents under PP&L's Articles of Incorporation described in the preceding paragraph or for other reasons. In particular, one of the rating agencies has advised PP&L that it may lower the rating on the PP&L preferred stock if the aggregate amount of preferred stock outstanding after the Offer is less than the outstanding amount of Trust Preferred Securities proposed to be issued as described under Section 9--"Certain Information Concerning the Companies--Registration Statement" and Section 10--"Source and Amount of Funds."

         The purchase of Shares of a Series of Preferred pursuant to the Offer will reduce the number of holders of Shares of that Series of Preferred and the number of such Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, such reduction could adversely affect the liquidity and market value of the remaining Shares of that Series of Preferred held by the public. There can be no assurance that any trading market will exist for the Shares following consummation of the Offer. To the extent a market continues to exist for the Shares after the Offer, the Shares may trade at a discount compared to present trading depending on the market for Shares with similar features, the performance of PP&L and other factors. There is no assurance that an active market in the Shares will exist and no assurance as to the prices at which the Shares may trade.

         Depending upon the number of Shares of the 4 1/2% Preferred, the 3.35% Series, the 4.40% Series and the 4.60% Series purchased pursuant to the Offer, the Shares of that Series of Preferred may no longer meet the requirements of the NYSE and/or PhSE for continued listing. According to its published guidelines, the NYSE would consider delisting either or both of the 4 1/2% Preferred and the 4.40% Series if, among other things, (i) the number of publicly-held Shares for such Series of Preferred should fall below 100,000 or
(ii) the aggregate market value of such Series of Preferred should fall below $2,000,000. According to its published guidelines, the PhSE would consider delisting any of the 4 1/2% Preferred, the 3.35% Series, the 4.40% Series and the 4.60% Series if, among other things, (i) the number of publicly-held Shares for such Series of Preferred should fall below 200,000,
(ii) the aggregate market value of such Series of Preferred should fall below $1,000,000 or (iii) the number of public holders of such Shares should fall below 400. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, any of the 4 1/2% Preferred, the 3.35% Series, the 4.40% Series and the 4.60% Series no longer meets the requirements of the NYSE and/or PhSE for continued listing and the listing of such Series of Preferred is discontinued, the market for such Series of Preferred could be adversely affected.

         In the event of the delisting of any of the 4 1/2% Preferred, the 3.35% Series, the 4.40% Series and the 4.60% Series currently listed on the NYSE and/or PhSE, it is possible that such Series of Preferred would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the National Association of Securities Dealers, Inc. ("NASD") through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or by other sources. The extent of the public market for such Series of Preferred and the availability of such quotations, however, would depend upon such factors as the number of Shareowners remaining at such time, the interest in maintaining a market in such Series of Preferred on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

         The 4 1/2% Preferred, the 3.35% Series, the 4.40% Series and the 4.60% Series are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If such Series of Preferred remains listed on the NYSE and/or PhSE, the Shares of such Series of Preferred will continue to be "margin securities." If such Series of Preferred were delisted, depending upon factors similar to those described above, such Series of Preferred might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, in which case, Shares of such Series of Preferred could no longer be used as collateral for loans made by brokers.

         The 4 1/2% Preferred, the 3.35% Series, the 4.40% Series and the 4.60% Series are currently registered under the Exchange Act. Such registration may be terminated upon application of PP&L to the Securities and Exchange Commission (the "Commission") pursuant to Section 12(g)(4) of the Exchange Act if such Series of Preferred is neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of such Series of Preferred under the Exchange Act would make certain provisions of the Exchange Act, such as the requirement of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of such Series of Preferred. If registration of such Series of Preferred under the Exchange Act were terminated, Shares of such Series of Preferred would no longer be "margin securities" or be eligible for NASDAQ reporting.

         As of December 31, 1996, there were 7,616 holders of record of the 4 1/2% Preferred, 292 holders of record of the 3.35% Series, 1,778 holders of record of the 4.40% Series, 1,001 holders of record of the 4.60% Series, 1 holder of record of the 5.95% Series, 1 holder of record of the 6.05% Series, 2 holders of record of the 6.125% Series, 1 holder of record of the 6.15% Series, 3 holders of record of the 6.33% Series and 26 holders of record of the 6.75% Series.

         THE COMPANIES, THEIR BOARDS OF DIRECTORS AND THEIR EXECUTIVE OFFICERS MAKE NO RECOMMENDATION TO ANY SHAREOWNER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. SHAREOWNERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

Section 2.  Certain Legal Matters; Regulatory Approvals; No Appraisal Rights.

         On January 30, 1997, PP&L filed a Securities Certificate with the Pennsylvania Public Utility Commission ("PUC") in connection with the proposed offering of Trust Preferred Securities described under Section 9--"Certain Information Concerning the Companies--Registration Statement" and Section 10--"Source and Amount of Funds." This filing included a request for PUC approval of an arrangement pursuant to which Resources would borrow (either directly or indirectly) from PP&L the amount necessary to fund the tender offer. PP&L expects PUC action on this filing on or about March 13, 1997. Other than such approval by the PUC, Resources is not aware of any license or regulatory permit that would be material to the Companies' business that might be adversely affected by Resources' acquisition of Shares as contemplated in the Offer or of any other approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for Resources' acquisition or ownership of Shares pursuant to the Offer. Should any other approval or other action be required, Resources currently contemplates that it will seek such approval or other action. Resources cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Companies' business. Resources intends to make all required filings under the Exchange Act. Resources' obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See Section 7--"Certain Conditions of the Offer."

         No approval of the holders of any Shares or the holders of any of PP&L's other securities is required in connection with the Offer. No appraisal rights are available to holders of Shares in connection with the Offer.

                                   THE OFFER

Section 3. Number of Shares; Purchase Price; Expiration Date; Receipt of Dividends; Extension of the Offer.

         Number of Shares; Purchase Price; Expiration Date. Upon the terms and subject to the conditions of the Offer, Resources will accept for payment (and thereby purchase) any and all Shares of a Series of Preferred validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined below) with respect to that Series of Preferred at the applicable purchase price per Share listed on the front cover page of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, April 4, 1997, unless and until Resources shall have extended the period of time during which the Offer with respect to a Series of Preferred is open, in which event the term "Expiration Date" with respect to such Series of Preferred shall refer to the latest time and date to which the Offer with respect to such Series of Preferred is extended. The Offer for one Series of Preferred is independent of the Offer for any other Series of Preferred. The Offer is not conditioned on any minimum number of Shares of the applicable Series of Preferred being tendered. The Offer, however, is subject to certain other conditions. See Section 7--"Certain Conditions of the Offer."

         Receipt of Dividends. The Board of Directors of PP&L declared dividends on the Preferred Stock at its meeting on February 26, 1997. A regular quarterly dividend for each Series of Preferred will be paid on April 1, 1997, to holders of record as of the close of business on March 10, 1997. Accordingly, a holder of record of Shares as of the close of business on March 10, 1997 who tenders Shares will be entitled to the regular quarterly dividend regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods. See
Section 8--"Price Range of Shares; Dividends."

         Extension of the Offer. Resources expressly reserves the right, in its sole discretion, at any time or from time to time to extend the period of time during which the Offer is open with respect to any Series of Preferred by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. If Resources extends the Offer with respect to one Series of Preferred, Resources is under no obligation to extend the Offer with respect to any other Series of Preferred. See Section 12--"Extension of Tender Period; Termination;

Amendments." There can be no assurance, however, that Resources will exercise its right to extend any Offer or, if the Offer for one Series of Preferred is extended, that the Offer for any other Series of Preferred will also be extended.

         If (a) Resources (i) increases or decreases the price to be paid for the Shares of a Series of Preferred hereunder or decreases the number of Shares of a Series of Preferred being sought or (ii) increases or decreases the Soliciting Dealers' fees, and (b) the applicable Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 12--"Extension of the Tender Period; Termination; Amendments," the Offer for such Shares of that Series of Preferred will be extended until the expiration of such ten business day period. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         All Shares of a Series of Preferred will be purchased at the applicable purchase price, net to the seller in cash. All tendered Shares not purchased pursuant to the Offer will be returned to the tendering Shareowners at Resources' expense promptly following the applicable Expiration Date.

Section 4.  Procedure for Tendering Shares.

         Tender of Shares. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal and the certificates for such Shares, together with any required signature guarantees and any other documents required by the Letter of Transmittal or a confirmation of book-entry transfer ("Book-Entry Confirmation"), including an Agent's Message (as defined below), must be received by the Depositary at any one of its addresses set forth on the back cover of this Offer to Purchase or
(ii) the tendering Shareowner must comply with the guaranteed delivery procedure set forth below on or prior to the applicable Expiration Date. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility (as defined below) to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that the Company may enforce such agreement against such participant.

         A tender of Shares made pursuant to any method of delivery set forth herein or in the applicable Letter of Transmittal and Resources' acceptance thereof for payment will constitute a binding agreement between the tendering holder and Resources upon the terms and subject to the conditions of the Offer.

         NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF SHARES WILL BE ACCEPTED.

         Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and The Philadelphia Depository Trust Company (together referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Prior to the applicable Expiration Date, a Book-Entry Confirmation, including an Agent's Message, in connection with any book-entry transfer must be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or the guaranteed delivery procedure set forth below must be complied with. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the applicable Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. If Shares are registered in the name of a person other than the signatory on the applicable Letter of Transmittal, or if unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the applicable Letter of Transmittal.

         THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREOWNER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         Guaranteed Delivery Procedure. If a Shareowner desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the applicable Expiration Date, or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares nevertheless may be tendered if all of the following conditions are met:

                  (a) such tender is made by or through an Eligible
         Institution;

                  (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Resources is received by the Depositary as provided below on or prior to the applicable Expiration Date; and

                  (c) either (i) the certificates for such Shares, together with a properly completed and duly executed Letter of Transmittal for the Series of Preferred being tendered, and any other documents required by such Letter of Transmittal or (ii) a Book-Entry Confirmation of transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the Expiration Date.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmittal, mail or through a Book-Entry Transfer Facility system to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Resources, in its sole discretion, and its determination shall be final and binding. Resources reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the sole opinion of Resources', be unlawful. Resources also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of Resources, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

Section 5.  Withdrawal Rights.

         Tenders of Shares of a Series of Preferred made pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date with respect to such Series of Preferred. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on Friday, April 25, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase.

         To be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares of the applicable Series of Preferred to be withdrawn and the number of Shares to be withdrawn. If the Shares of the applicable Series of Preferred to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Shareowner) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares and the name of the registered holder (if different from the name on such account). Withdrawals may not be rescinded, and Shares withdrawn thereafter will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 4--"Procedure for Tendering Shares" at any time on or prior to the applicable Expiration Date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Resources in its sole discretion, and its determination shall be final and binding. None of Resources, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 6.  Acceptance for Payment of Shares and Payment of Purchase Price.

         Upon the terms and subject to the conditions of the Offer and promptly after the Expiration Date with respect to a Series of Preferred, Resources will accept for payment and pay for Shares of that Series of Preferred validly tendered. See Section 3--"Number of Shares; Purchase Price; Expiration Date; Receipt of Dividends; Extension of the Offer" and Section 7--"Certain Conditions of the Offer." Thereafter, payment for all Shares of that Series of Preferred validly tendered on or prior to the applicable Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check promptly after the Expiration Date. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Shares, a properly completed and duly executed Letter of Transmittal for the Series of Preferred so tendered and any other required documents or (ii) a Book-Entry Confirmation of transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities.

         For purposes of the Offer, Resources will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Resources will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering Shareowners for the purpose of receiving payment from Resources and transmitting payment to tendering Shareowners. Under no circumstances will interest be paid on amounts to be paid to tendering Shareowners, regardless of any delay in making such payment.

         Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) promptly, without expense to the tendering Shareowner.

         Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered. In addition, if certain events occur, Resources may not be obligated to purchase Shares pursuant to the Offer. See Section 7--"Certain Conditions of the Offer."

         Resources will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to Resources or its order pursuant to the Offer. However, if payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the applicable Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price, unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 to the applicable Letter of Transmittal.

         Backup Withholding. To prevent backup U.S. federal income tax withholding with respect to the purchase price of Shares purchased pursuant to the Offer, a holder of Shares (except as set forth herein) must provide the Depositary with the holder's correct taxpayer identification number and certify whether the holder is subject to backup withholding of U.S. federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal. Certain holders of Shares (including, among others, all corporations and certain foreign Shareowners) are not subject to these backup withholding and reporting requirements (although foreign Shareowners are subject to other withholding requirements). See Section 13--"Certain U.S. Federal Income Tax Consequences." In order for a foreign Shareowner to qualify as an exempt recipient, the holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Shareowner's exempt status. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of U.S. federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder of Shares or other payee unless the holder of such Shares or other payee certifies that such person is not otherwise subject to backup withholding, provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering holder of Shares should complete and sign the main signature form and, other than foreign Shareowners, the Substitute Form W-9 included as part of the applicable Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Resources and the Depositary. Foreign Shareowners generally should complete and sign a Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

         ANY TENDERING SHAREOWNER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN SHAREOWNER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREOWNER OR OTHER PAYEE PURSUANT TO THE OFFER.

Section 7.  Certain Conditions of the Offer.

         Notwithstanding any other provisions of the Offer, or any extension of the Offer with respect to one or more Series of Preferred, Resources will not be required to accept for payment and pay for Shares of a Series of Preferred in respect of any validly tendered Shares and may terminate the Offer with respect to such Series of Preferred (by oral or written notice to the Depositary and timely public announcement) or may modify or otherwise amend any such Offer with respect to such Shares, if any of the following conditions are not waived or satisfied on or prior to the time of acceptance for payment of, or payment for, such tendered Shares:

            (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares of any Series of Preferred pursuant to the Offer or otherwise in any manner, directly or indirectly, relates to or affects the Offer or (ii) in the reasonable judgment of Resources, would or might affect materially and adversely the business, condition (financial or other), income, operations or prospects of Resources and its subsidiaries taken as a whole, or otherwise impair materially in any way the contemplated future conduct of the business of Resources or any of its subsidiaries or impair materially the Offer's contemplated benefits to Resources;

            (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Resources or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in Resources' reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares of any Series of Preferred illegal or otherwise restrict or prohibit in any manner consummation of the Offer, (ii) delay or restrict the ability of Resources, or render Resources unable, to accept for payment or pay for some or all of the Shares of any Series of Preferred, (iii) impair materially the contemplated benefits of the Offer to Resources or (iv) affect materially the business, condition (financial or other), income, operations or prospects of Resources and its subsidiaries taken as a whole, or otherwise impair materially in any way the contemplated future conduct of the business of Resources or any of its subsidiaries;

            (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares of any Series of Preferred or other securities of PP&L or Resources, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that might have a material adverse effect on Resources' business, operations, prospects or ability to obtain financing generally or the trading in the Shares of any Series of Preferred or other securities of PP&L or Resources, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which might affect the extension of credit by lending institutions in the United States,
         (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) there shall have been any decrease in the ratings accorded any of the securities of Resources or PP&L by S&P, Moody's or any other nationally recognized statistical rating organization or that S&P, Moody's or such other organization has announced that it has placed any such rating under surveillance or review with possible negative implications;

            (d) a tender or exchange offer with respect to some or all of the Shares of any Series of Preferred or other securities of Resources or PP&L, or a merger, acquisition or other business combination for Resources or PP&L, shall have been proposed, announced or made by another person;

            (e) there shall have occurred any event or events that have resulted, or may result in, an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of Resources and its subsidiaries;

            (f) there shall have occurred any decline in the S&P's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on February 27, 1997; or

            (g) the PUC shall have disapproved of the arrangement under which Resources will borrow (either directly or indirectly) from PP&L the amount necessary to fund the Offer.

and, in the sole judgment of Resources, such event or events make it undesirable or inadvisable to proceed with the Offer with respect to such Series of Preferred or with such payment or acceptance for payment. The consummation of the Offer for any Series of Preferred is not conditioned on the consummation of the Offer for any other Series of Preferred.

         The foregoing conditions are for the sole benefit of Resources and may be asserted by Resources regardless of the circumstances (including any action or inaction by Resources) giving rise to any such condition with respect to any or all Series of Preferred, and any such condition may be waived by Resources with respect to any or all

Series of Preferred at any time and from time to time in its sole discretion. Resources' decision to terminate or otherwise amend the Offer, following the occurrence of any of the foregoing, with respect to one Series of Preferred will not create an obligation on behalf of Resources similarly to terminate or otherwise amend the Offer with respect to any other Series of Preferred. The failure by Resources at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Resources concerning the events described above will be final and binding on all parties.

Section 8.  Price Ranges of Shares; Dividends.

         Price Range of Shares. The Shares of the 4 1/2% Preferred and the 4.40% Series trade on the NYSE and the PhSE, and the 3.35% Series and the 4.60% Series trade on the PhSE. The Shares of each of the other Series of Preferred are traded in the over-the-counter ("OTC") market, to the extent trading occurs. Trading of the Shares has been limited and sporadic, and information concerning trading prices and volumes is difficult to obtain. The information set forth below with respect to the 4 1/2% Preferred, the 3.35% Series, the 4.40% Series and the 4.60% Series has been obtained from Bloomberg Financial Services, Inc. and with respect to each of the other Series of Preferred has been obtained from NASDAQ Trading & Market Services. The Companies make no representation as to the accuracy of this information.

                  DIVIDENDS AND PRICE RANGES OF PREFERRED STOCK

                                                  1995 -- Quarters                             1996 -- Quarters
                                    -----------------------------------------   ---------------------------------------- 1st Quarter
                                      1st       2nd         3rd        4th         1st      2nd        3rd        4th       1997(c)
                                    --------  --------    --------   --------   --------  --------   --------   -------- -----------
4 1/2% Preferred (a)
 Dividends Paid Per Share.......... $  1.125  $  1.125    $  1.125   $  1.125   $  1.125  $  1.125   $  1.125   $  1.125  $  1.125
 Market Price Per Share (NYSE/PhSE)
   High............................    58.00     60.00       60.50      64.50      65.50     65.00      61.00      62.00     65.50
   Low.............................    50.25     54.25       56.75      59.00      61.50     56.50      56.00      57.25     58.00

3.35% Series (a)
 Dividends Paid Per Share.......... $ 0.8375  $ 0.8375    $ 0.8375   $ 0.8375   $ 0.8375  $ 0.8375   $ 0.8375   $ 0.8375  $ 0.8375
 Market Price Per Share (PhSE)
   High............................    38.50     43.25       44.50      45.00      45.60     44.83      45.00      44.25     46.00
   Low.............................    37.50     42.00       39.50      45.00      43.75     42.63      41.00      41.88     41.00

4.40% Series (a)
 Dividends Paid Per Share.......... $   1.10  $   1.10    $   1.10   $   1.10   $   1.10  $   1.10   $   1.10   $   1.10  $   1.10
 Market Price Per Share (NYSE/PhSE)
   High............................    58.50     62.00       59.00      64.50      64.50     63.00      64.59      66.00     67.50
   Low.............................    50.00     54.50       56.38      59.00      61.00     58.00      58.25      60.75     63.00

4.60% Series (a)
 Dividends Paid Per Share.......... $   1.15  $   1.15    $   1.15   $   1.15   $   1.15  $   1.15   $   1.15   $   1.15  $   1.15
 Market Price Per Share (PhSE)
   High............................    57.00     57.00       62.25      64.88      60.38         *      63.88      68.40     70.34
   Low.............................    53.25     57.00       58.50      54.13      60.38         *      58.00      60.00     63.00

5.95% Series (b)
 Dividends Paid Per Share.......... $ 1.4875  $ 1.4875    $ 1.4875   $ 1.4875   $ 1.4875  $ 1.4875   $ 1.4875   $ 1.4875  $ 1.4875
 Market Price Per Share (OTC)
   High............................    98.17         *           *          *          *         *          *          *         *
   Low.............................    98.00         *           *          *          *         *          *          *         *

6.05% Series (b)
 Dividends Paid Per Share.......... $ 1.5125  $ 1.5125    $ 1.5125   $ 1.5125   $ 1.5125  $ 1.5125   $ 1.5125   $ 1.5125  $ 1.5125
 Market Price Per Share (OTC)
   High............................        *         *           *          *          *         *          *          *         *
   Low.............................        *         *           *          *          *         *          *          *         *

6.125% Series (b)
 Dividends Paid Per Share.......... $1.53125  $1.53125    $1.53125   $1.53125   $1.53125  $1.53125   $1.53125   $1.53125  $ 1.5312
 Market Price Per Share (OTC)
   High............................    90.00    101.47      101.50          *          *         *      96.61      98.52         *
   Low.............................    86.50     98.00       99.25          *          *         *      96.61      98.52         *

6.15% Series (b)
 Dividends Paid Per Share.......... $ 1.5375  $ 1.5375    $ 1.5375   $ 1.5375   $ 1.5375  $ 1.5375   $ 1.5375   $ 1.5375  $ 1.5375
 Market Price Per Share (OTC)
   High............................    95.83    102.00           *          *     102.50     97.38          *     103.25         *
   Low.............................    92.87    101.38           *          *     102.50     97.38          *     102.59         *

6.33% Series (b)
 Dividends Paid Per Share.......... $ 1.5825  $ 1.5825    $ 1.5825   $ 1.5825   $ 1.5825  $ 1.5825   $ 1.5825   $ 1.5825  $ 1.5825
 Market Price Per Share (OTC)
   High............................    96.13    100.50      101.38     103.75     103.25     97.50     100.00     102.44         *
   Low.............................    88.50     95.50      100.13     101.75     101.50     96.63      98.25     100.00         *

6.75% Series (b)
 Dividends Paid Per Share.......... $ 1.6875  $ 1.6875    $ 1.6875   $ 1.6875   $ 1.6875  $ 1.6875   $ 1.6875   $ 1.6875  $ 1.6875
 Market Price Per Share (OTC)
   High............................    93.31     94.75       96.40     101.90      94.70     95.42      99.27     105.61     95.00
   Low.............................    83.88     84.38       94.90      88.25      87.00     85.00      90.50      99.92     91.50

------------------

(a)   Source:  Bloomberg Financial Services, Inc.
(b)   Source:  NASDAQ Trading & Market Services.
(c)   Through February 27, 1997.
 *    Information on trading activity, if any, not available.

         The last reported sales or bid prices of the Shares and the number of issued and outstanding Shares with respect to each Series of Preferred are set forth on page 2 of this Offer to Purchase under "Introduction". Resources believes that such last reported sales or bid price with respect to each Series of Preferred may not be indicative of the market value of the Shares of such Series of Preferred. Depending on the number of Shares of a Series of Preferred outstanding after the Offer, the liquidity of such Shares could be affected adversely. Resources and its affiliates currently do not own any Shares of any Series of Preferred. See Section 1--"Purpose of the Offer; Certain Effects of the Offer; Plans of the Companies After the Offer."

         Shareowners are urged to obtain current market quotations, if available, for the Shares.

         Dividends. The holders of each Series of Preferred are entitled to receive, when and as declared by the Board of Directors of PP&L out of funds legally available for the payment of dividends, and in preference to any dividends or distributions on the common stock of PP&L, cash dividends at the annual rate specified for that Series of Preferred, and no more, cumulative and payable quarterly with respect to each calendar quarterly period, on or before the first day of each January, April, July and October.

         To date, PP&L has made in a timely manner all quarterly dividend payments on each Series of Preferred.

         The Board of Directors of PP&L declared dividends on each Series of Preferred at its meeting on February 26, 1997. A regular quarterly dividend on each Series of Preferred will be paid on April 1, 1997, to holders of record as of the close of business on March 10, 1997. Accordingly, a holder of record of Shares as of the close of business on March 10, 1997 who tenders shares will be entitled to the regular quarterly dividend regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

Section 9.        Certain Information Concerning the Companies.

         PP&L is an operating electric utility, incorporated under the laws of the Commonwealth of Pennsylvania in 1920. PP&L serves approximately 1.2 million customers in a 10,000 square mile territory in 29 counties of central eastern Pennsylvania with a population of approximately 2.6 million persons. This service area has 129 communities with populations over 5,000, the largest cities of which are Allentown, Bethlehem, Harrisburg, Hazleton, Lancaster, Scranton, Wilkes-Barre and Williamsport.

         To take advantage of new business opportunities, both domestically and in foreign countries, PP&L formed a holding company structure, effective April 27, 1995, after receiving all necessary regulatory approvals and shareowner approval at PP&L's 1995 annual meeting. As a result, PP&L became a direct subsidiary of Resources. Accordingly, Resources elects all of the directors of PP&L. If all of the outstanding Shares are tendered and purchased pursuant to the Offer, Resources will own all of the equity interests in PP&L. Since the formation of Resources, there has not been any transaction between the Companies involving an amount exceeding one percent of PP&L's revenues other than the payment by PP&L of dividends to Resources, short-term intercompany borrowings and the provision of corporate services in the ordinary course of business.

         The principal executive offices of the Companies are located at Two North Ninth Street, Allentown, Pennsylvania 18101.

         Registration Statement. PP&L and PP&L Capital Trust, a special purpose business trust controlled by PP&L, have filed a registration statement under the Securities Act of 1933, as amended, with respect to a proposed offering of $100,000,000 aggregate liquidation amount of trust originated preferred securities ("Trust Preferred Securities"), issued by PP&L Capital Trust and guaranteed by PP&L to the extent set forth in such registration statement. Following the commencement of the Offer, and subject to market and other conditions, it is expected that PP&L and PP&L Capital Trust will effect a public offering of Trust Preferred Securities. As set forth in Section 10 - "Source and Amount of Funds," it is expected that the proceeds of such offering will be loaned to Resources to finance a portion of the purchase price for the Shares tendered pursuant to the Offer.

         Selected Financial Data of PP&L. The following selected consolidated financial data of PP&L for each of the years ended December 31, 1996 and 1995 have been derived from audited financial statements contained in PP&L's Annual Report on Form 10-K for the year ended December 31, 1996. This financial data is qualified by the detailed information and financial statements included in such report.

                                                                        Year Ended December 31,
                                                               ----------------------------------------
                                                                     1995(a)               1996
                                                               -------------------  -------------------
                                                                     (in millions, except ratios)
        Operating Revenues...................................        $2,752                $2,910
        Operating Income.....................................           574                   556
        Net Income...........................................        $  352                $  357
        Ratio of Earnings to Fixed Charges(b)................          3.48                  3.50
        Ratio of Earnings to Combined Fixed Charges and
          Preferred Dividend Requirements(c).................          2.92                  2.93

------------------

(a) Earnings for 1995 were positively affected by the final order of the Pennsylvania Public Utility Commission issued on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994. The decision increased revenues and permitted recovery of voluntary early retirement and post-retirement benefits other than pensions and disallowed certain costs applicable to the construction of Susquehanna Unit 1. In addition, PP&L realized a gain on the sale of subsidiary coal reserves which were previously written down in 1994.
(b) Fixed charges include interest expense and the estimated interest component of rentals.
(c) Combined fixed charges and preferred dividend requirements include interest expense, preferred dividend requirements and the estimated interest component of rentals.

         Capitalization of PP&L. The following table sets forth the capitalization of PP&L as of December 31, 1996, and as adjusted to reflect (i) the planned issuance of $100,000,000 of Trust Preferred Securities, (ii) the planned redemption on April 1, 1997 by PP&L of $30 million of 6.75% First Mortgage Bonds due November 1997, $40 million of 7.0% First Mortgage Bonds due January 1999, $60 million of 7.25% First Mortgage Bonds due February 2001 and $80 million of 7.5% First Mortgage Bonds due January 2003 and (iii) the consummation of this Offer (assuming all of the outstanding Shares are tendered and purchased). The following data is qualified by the detailed information and financial statements included in PP&L's Annual Report on Form 10-K for the year ended December 31, 1996.

                                                                   At December 31, 1996
                                                   --------------------------------------------------------
                                                                                             Percentage
                                                       Actual           As Adjusted              (%)
                                                   --------------   -------------------   -----------------
                                                             (in millions, except percentages)
Long-Term Debt (including current maturities)...       $2,832             $2,622                 49.1%
Trust Preferred Securities......................            0                100                  1.9
Preferred Stock:
 With Sinking Funds.............................          295                  0                  0.0
 Without Sinking Funds..........................          171                  0                  0.0
Common Equity...................................        2,617              2,617                 49.0
                                                    ---------          ---------              -------
   Total Capitalization.........................       $5,915             $5,339                100.0%
                                                    =========          =========              =======

         Additional Information. Each Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Resources also has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 and an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer.

         Such reports and other information filed by the Companies with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and
at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Resources' Schedules 13E-3 and 13E-4 will not be available at the Commission's Regional Offices. The Commission maintains a Web site (http:\\www.sec.com) that contains reports and other information regarding the Companies. In addition, reports and other information concerning the Companies may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103.

         Resources undertakes to provide without charge to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, upon written or oral request of such person, a copy of PP&L's Annual Report on Form 10-K for the year ended December 31, 1996, other than exhibits thereto. Such requests should be directed to Pennsylvania Power & Light Company, Two North Ninth Street, Allentown, PA 18101, Attention: Investor Services Department (800/345-3085).

Section 10.       Source and Amount of Funds.

         Assuming that Resources purchases all outstanding Shares pursuant to the Offer, the total amount required by Resources to purchase such Shares will be approximately $471.7 million, including fees and other expenses. It is expected that PP&L will lend to Resources (either directly or indirectly) the funds that Resources will need to complete the Offer. In this regard, PP&L expects to derive the funds necessary to make the loan to Resources from the planned $100 million public offering of Trust Preferred Securities, internally generated funds, the liquidation of temporary investments and the issuance of short-term debt. The Offer is not conditioned upon consummation of the planned $100 million public offering of Trust Preferred Securities.

Section 11.       Transactions and Agreements Concerning the Shares.

         On March 16, 1994, PP&L issued and sold pursuant to a registration statement under the Securities Act 300,000 Shares of the 5.95% Series, 250,000 Shares of the 6.05% Series and 250,000 Shares of the 6.15% Series in each case at an offering price of $100 per Share and received aggregate net proceeds of approximately $79.4 million.

         Each of Resources and PP&L has been advised by its directors and executive officers that no directors or executive officers of the Companies own any Shares. Based upon the Companies' records and upon information provided to each Company by its directors and executive officers, neither Company nor, to the knowledge of either, any of their subsidiaries, affiliates, directors or executive officers, or associates of the foregoing, has engaged in any transactions involving Shares during the 60 business days preceding the date hereof. Neither Company nor, to the knowledge of either, any of its directors or executive officers or an associate of the foregoing is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person or entity with respect to any securities of PP&L.

Section 12.       Extension of Tender Period; Termination; Amendments.

         Resources expressly reserves the right, in its sole discretion and at any time or from time to time prior to the Expiration Date, to extend the period of time during which the Offer is open or otherwise amend or terminate the Offer for any reason with respect to any Series of Preferred by giving oral or written notice to the Depositary and making a public announcement thereof. There can be no assurance, however, that Resources will exercise such right to extend the Offer or, if the Offer with respect to one Series of Preferred is extended, that the Offer with respect to any other Series of Preferred also will be extended.

         If Resources makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, with respect to a Series of Preferred (including an increase or decrease in the consideration offered or change in the solicitation fee), Resources will extend the Offer with respect to such Series of Preferred to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Under these rules, the minimum period for which the Offer must remain open following a material change or waiver, other than an increase or decrease in the consideration offered or change in the solicitation fee, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to an increase or decrease in the consideration offered or change in the solicitation fee, the Offer will be extended such that the Offer remains open for a minimum of ten business days following the public announcement of such change. During any such extension, all Shares of that Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 5--"Withdrawal Rights."

         If, with respect to a Series of Preferred, Resources extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares of that Series of Preferred or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Resources' rights under the Offer, the Depositary may, on behalf of Resources, retain all Shares of that Series of Preferred tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 12, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that an issuer making a tender offer either shall pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

         THE OFFER FOR ONE SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. IF RESOURCES EXTENDS, AMENDS OR TERMINATES THE OFFER WITH RESPECT TO ONE SERIES OF PREFERRED FOR ANY REASON, RESOURCES WILL HAVE NO OBLIGATION TO EXTEND, AMEND OR TERMINATE THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

         Resources also expressly reserves the right, with respect to any Series of Preferred, in its sole discretion, upon the occurrence of any of the conditions specified in Section 7--"Certain Conditions of the Offer," to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered or, subject to Rule 13e- 4(f)(5) under the Exchange Act, which requires Resources either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone acceptance for payment of or payment for Shares by, in the case of any termination, giving oral or written notice of such termination to the Depositary and making a public announcement thereof.

         Extensions and terminations of and amendments to the Offer may be effected by public announcement. Without limiting the manner in which Resources may choose to make public announcement of any extension, termination or amendment, Resources shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer with respect to any Series of Preferred, in which case Resources shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date with respect to that Series of Preferred. Material changes to information previously provided to holders of the Shares in this Offer to Purchase or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

Section 13.       Certain U.S. Federal Income Tax Consequences.

         EACH HOLDER OF SHARES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF TENDERING SHARES PURSUANT TO THE OFFER.

         In the opinion of Simpson Thacher & Bartlett, tax counsel to Resources, the following summary describes the material United States federal income tax consequences of sales of Shares pursuant to the Offer. Unless otherwise stated, this summary deals only with beneficial owners of Shares ("Shareowners") who are United States persons (as defined below) and who hold their Shares as capital assets (as defined in Section 1221 of the Internal

Revenue Code of 1986, as amended (the "Code")). As used herein, a "United States person" means (i) a person that is a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all the substantial decisions of such trust. The tax treatment of a Shareowner may vary depending on his, her or its particular situation. This summary does not address all of the United States federal income tax consequences that may be relevant to a particular Shareowner or to Shareowners that may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons holding Shares as part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the United States dollar or persons who own five percent or more of the stock of PP&L or any Series of Preferred. In addition, this summary does not include any description of any United States federal alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction that may be applicable to a Shareowner. This summary is based on the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. SHAREOWNERS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Characterization of the Sale

         A sale of Shares by a Shareowner pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.

Tax Consequences to Shareowners

         A Shareowner will recognize gain or loss equal to the difference between the amount of cash received by the Shareowner pursuant to the Offer and the Shareowner's adjusted tax basis in the Shares tendered therefor. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shareowner has held the tendered Shares for more than one year (as of the Expiration Date). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Tax Consequences to Non-United States Shareowners

         Subject to the discussion set forth below under the caption "Backup Withholding," any gain realized upon the sale of Shares by a Non-United States Shareowner pursuant to the Offer generally will not be subject to United States federal income or withholding tax unless (i) such gain is effectively connected with a trade or business carried on in the United States by the Non-United States Shareowner, or (ii) in the case of a Non-United States Shareowner who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met. For purposes of this discussion, a "Non-United States Shareowner" is any Shareowner who is not a "United States person" (as defined above).

         If the gain recognized by a Non-United States Shareowner upon a sale of Shares pursuant to the Offer is effectively connected with a trade or business carried on by the Non-United States Shareowner within the United States, the Non-United States Shareowner will be subject to United States federal income tax on such gain on a net income basis in the same manner as if it were a United States person. In addition, if such Non-United States Shareowner is a foreign corporation, it may be subject to a United States branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such gain would be included in such foreign corporation's effectively connected earnings and profits.

         Alternatively, if a tendering Non-United States Shareowner is an individual who is described in (ii) above (and the other requisite conditions are satisfied), the gain realized by such individual on his or her sale of Shares pursuant to the Offer may be subject to a flat 30% United States federal income tax (i.e., the excess of such individual's United States-source capital gains for the taxable year, over such individual's United States-source capital losses for such taxable year, generally will be subject to a 30% United States federal income tax unless an applicable United States tax treaty provides otherwise).

Backup Withholding

         ANY TENDERING SHAREOWNER WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A NON-UNITED STATES SHAREOWNER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREOWNER PURSUANT TO THE OFFER. To prevent backup United States federal income tax withholding with respect to the purchase price paid for Shares purchased pursuant to the Offer, a Shareowner must provide the Depositary with the Shareowner's correct taxpayer identification number and certify that the Shareowner is not subject to backup withholding of United States federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal. Certain Shareowners (including, among others, all corporations and certain Non-United States Shareowners) are exempt from such backup withholding. For a corporate Shareowner to qualify for such exemption, such corporate Shareowner must provide the Depositary with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a Non-United States Shareowner to qualify as an exempt recipient, the Non-United States Shareowner must submit an IRS Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Non-United States Shareowner's exempt status. A copy of an IRS Form W-8 may be obtained from the Depositary.

         Unless a Shareowner provides the appropriate certification, the Depositary will withhold 31% of the gross proceeds otherwise payable to a Shareowner. The amount of any backup withholding from a payment to a Shareowner will be allowed as a credit against such Shareowner's United States federal income tax liability and may entitle such Shareowner to a refund, provided that the required information is furnished to the IRS.

Section 14.       Fees and Expenses.

         Resources has retained Norwest Bank Minnesota, N.A., as Depositary, Georgeson & Company Inc., as Information Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Manager, in connection with the Offer. The Information Agent and Dealer Manager will assist Shareowners who request assistance in connection with the Offer and may request brokers, dealers and other nominee Shareowners to forward materials relating to the Offer to beneficial owners. Resources has agreed to pay the Dealer Manager, upon acceptance for payment of Shares pursuant to the Offer, a fee of $0.50 per Share paid for in the Offer. The Dealer Manager also will be reimbursed by Resources for its reasonable out-of-pocket expenses, including attorneys' fees. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to Resources and PP&L. It has received, and will continue to receive, customary compensation from Resources and PP&L for such services. The Depositary and the Information Agent will receive reasonable and customary compensation for their services in connection with the Offer and also will be reimbursed for reasonable out-of-pocket expenses, including attorneys' fees. Resources has agreed to indemnify the Depositary, the Information Agent and the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Depositary nor the Information Agent has been retained to make solicitations, and none of the Depositary, the Information Agent or the Dealer Manager has been retained to make recommendations with respect to the Offer, in their respective roles as Depositary, Information Agent and Dealer Manager.

         Resources will pay to each designated Soliciting Dealer (as defined herein) the per Share solicitation fees shown in the following table:


                                     Number of Shares
                          ---------------------------------------
                          Less than 2,500        2,500 or greater
                          ---------------        ----------------
4 1/2% Preferred              $1.50                    $1.00
3.35% Series                  $1.50                    $1.00
4.40% Series                  $1.50                    $1.00
4.60% Series                  $1.50                    $1.00
6.75% Series                  $1.50                    $1.00

5.95% Series                  $0.50                    $0.50
6.05% Series                  $0.50                    $0.50
6.15% Series                  $0.50                    $0.50
6.125% Series                 $0.50                    $0.50
6.33% Series                  $0.50                    $0.50

Provided, however, that any fee payable for transactions equal to or exceeding 2,500 Shares shall be payable 80% to the Dealer Manager and 20% to any Soliciting Dealer (which may be the Dealer Manager). No such fee shall be payable to a Soliciting Dealer in respect of Shares (a) beneficially owned by such Soliciting Dealer or (b) registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified in the applicable Letter of Transmittal or in the applicable Notice of Solicited Tenders (including in the materials provided to brokers and dealers).

         For purposes of this Offer, a designated Soliciting Dealer is an entity obtaining the tender, if the Letter of Transmittal shall include its name and it is (a) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, which is a member of any national securities exchange or of the NASD, (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as if it were an NASD member, or (c) any bank or trust company. No such fee shall be payable to a Soliciting Dealer in respect of Shares (i) beneficially owned by such Soliciting Dealer or (ii) registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified in the applicable Letter of Transmittal or in the applicable Notice of Solicited Tenders (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder (i) unless the applicable Letter of Transmittal accompanying such tender designates such Soliciting Dealer, (ii) unless the Soliciting Dealer returns a Notice of Solicited Tenders to the Depositary within three business days after the applicable Expiration Date and (iii) to the extent such Soliciting Dealer is required for any reason to transfer the amount of such fee to any person (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Resources, PP&L, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

         Soliciting Dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organizations in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the Letter of Transmittal and tendering Shares as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described above, and for all purposes noted in all materials relating to the Offer, the term "solicit" shall be deemed to mean no more than "processing shares tendered" or "forwarding to customers materials regarding the Offer."

         Resources will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided herein or in Instruction 6 of the applicable Letter of Transmittal.

         Assuming that all Shares of each Series of Preferred pursuant to the Offer are tendered and purchased by Resources, it is estimated that the expenses incurred by Resources in connection with the Offer will be approximately as set forth below. Resources will be responsible for paying all such expenses.

         Dealer Manager fees                        $2,332,000
         Solicitation fees                          $3,196,000
         Printing and mailing fees                  $   50,000
         Filing fees                                $   93,094
         Legal and Miscellaneous                    $  558,906
                                                    ----------
              Total                                 $6,230,000
                                                    ==========

Section 15.       Miscellaneous.

         The Offer is not being made to, nor will Resources accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. Resources is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If Resources becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, Resources will make a good faith effort to comply with such law. If, after such good faith effort, Resources cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, Blue Sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on Resources' behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                       The Depositary for the Offer is:

                         Norwest Bank Minnesota, N.A.

                                   By Mail:

                         Norwest Bank Minnesota, N.A.
                                P.O. Box 64858
                        St. Paul, Minnesota 55164-0858
                     Attention: Reorganization Department

                       By Hand or By Overnight Courier:

                         Norwest Bank Minnesota, N.A.
                          161 North Concord Exchange
                     South St. Paul, Minnesota 55075-1139
                     Attention: Reorganization Department

                            By Hand New York Drop:

                         The Depository Trust Company
                          55 Water Street, 1st Floor
                         New York, New York 10041-0099


   Facsimile Transmission:                     Confirm Receipt of Notice of
       (612) 450-4263                        Guaranteed Delivery by Telephone:
                                                      (800) 778-3303




         Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, the applicable Letter of Transmittal, the applicable Notice of Guaranteed Delivery, or other tender offer materials may be directed to the Information Agent, and such copies will be furnished promptly at Resources' expense. Each Shareowner may also contact its local broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                           Georgeson & Company Inc.
                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064


                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.
                            World Financial Center
                               250 Vesey Street
                           New York, New York 10281
                          1-888-ML4-TNDR (toll-free)
                          (1-888-654-8637 (toll-free))



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                                    ATTENTION
                     SHAREOWNERS WHO HAVE LOST CERTIFICATES
      Please call PP&L's Investors Services Department at 1-800-345-3085 for assistance.

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